UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2026

Elastic N.V.
(Exact name of registrant as specified in its charter)

The Netherlands
(State or other jurisdiction
of incorporation)

001-38675
(Commission File Number)

98-1756035
(I.R.S. Employer
Identification Number)
Not Applicable1
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: Not Applicable1

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange of which registered
Ordinary Shares, €0.01 Par Value	ESTC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

1 We are a distributed company. Accordingly, we do not have a principal executive office. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, any shareholder communication required to be sent to our principal executive offices may be directed to the email address ir@elastic.co or to Elastic N.V., 33 New Montgomery St., 9th Floor. San Francisco, CA 94105.

Item 2.05. Costs Associated with Exit or Disposal Activities.

As discussed during the earnings call held by Elastic N.V. (the “Company”) on May 28, 2026, the Company is evolving its organization to better align its teams with working in an age of AI automation. On June 23, 2026, the Company committed to a plan to align its investments more closely with its strategic priorities. The plan is intended to simplify team structures, reduce organizational complexity, improve decision-making speed, reallocate resources towards key growth areas, and invest in the skills and capabilities needed to support the Company's ongoing growth. As part of this drive, the Company expects to reduce its workforce by approximately 7%. The Company plans to continue hiring in key strategic areas and locations, including continuing to grow headcount in customer-facing go-to-market functions, and expects total headcount to grow this fiscal year compared to last fiscal year, as it continues to invest in future growth opportunities.

The Company expects to incur total non-recurring cash charges of approximately $22 million to $25 million under the plan, which will primarily consist of employee-related costs, including severance and other termination benefits. The Company expects to incur the substantial majority of these charges during the first quarter of fiscal 2027 and expects to incur the remaining amount of these charges in future periods. The Company expects that the implementation of the workforce reductions will be substantially completed by the end of the third quarter of fiscal 2027, although the timing of workforce reductions may vary by country based on local legal requirements. The foregoing estimates of the charges the Company expects to incur under the plan are subject to assumptions, including application of local legal requirements in various jurisdictions, and actual charges may differ from such estimates.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Directors or Certain Officers

On June 18, 2026, Ken Exner, the Company’s Chief Product Officer, notified the Company of his decision to resign from his position as Chief Product Officer. Mr. Exner’s last day with the Company will be July 17, 2026. Mr. Exner will be leaving to pursue another opportunity and his resignation is not a result of any disagreement with the Company or its board of directors, or any matter relating to the Company’s operations, policies, or practices.

Going forward, in order to drive clearer accountability and speed of innovation, the Company’s senior leadership in engineering, including the leaders of the Elasticsearch and Platform Group as well as the Observability and Security Group, will report to the Company’s Chief Executive Officer, Ashutosh Kulkarni.

Forward-Looking Statements

Certain statements included in this report are forward-looking statements that are subject to risks and uncertainties, which include but are not limited to, statements regarding the size and scope of the plan described above, the approximate amount and expected timing of the related charges, expectations regarding our future growth, and the expected impact of organizational changes in our leadership and reporting structure. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Our expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to: our ability to successfully achieve the expected benefits of the plan, including our strategic reinvestment in key priority areas; risks associated with workforce disruption, including attrition and reduced employee morale; variations in the timing or implementation of the plan due to local legal requirements in various jurisdictions; and the possibility of incurring unforeseen expenses, including litigation or additional operational costs, that differ from our current estimates. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2026 and any subsequent reports filed with the SEC. SEC filings are available on the Investor Relations section of Elastic’s website at ir.elastic.co and the SEC’s website at www.sec.gov. Elastic assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2026

ELASTIC N.V.

By:	/s/ Navam Welihinda
Name:	Navam Welihinda
Title:	Chief Financial Officer